UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2020

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SRNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2020, Sorrento Therapeutics, Inc. (the “Company”) entered into an Exclusive License Agreement (the “License Agreement”) with The Trustees of Columbia University in the City of New York (“Columbia”). Pursuant to the License Agreement, among other things, Columbia granted the Company (i) an exclusive license under certain patents, other intellectual property and materials to discover, develop, commercialize and exploit certain products and services (“Products”) in all diagnostic applications of high-performance loop-mediated isothermal amplification (“HP-LAMP”) for coronaviruses and influenza viruses (the “Field”) worldwide, subject to certain reservations and limitations. Pursuant to the License Agreement, Columbia also granted to the Company an option, exercisable for twelve months from the effective date of the License Agreement and subject to the satisfaction of certain conditions, to acquire an exclusive worldwide license to such patents, other intellectual property and materials for additional diagnostic application(s) of HP-LAMP (other than for coronaviruses and influenza viruses), subject to certain reservations and limitations.

As consideration for the license under the License Agreement, the Company has agreed to pay Columbia (i) an up-front license fee of $5.0 million within ten business days of the execution of the License Agreement, (ii) an earned royalty on the net sales of Products in the Field worldwide, and (iii) minimum annual royalty payments of $1.0 million no later than ten days following the first bona fide commercial sale of a Product to a third-party customer and on an annual basis thereafter. In addition, the Company agreed to pay Columbia a percentage of certain non-royalty sublicense revenue and other payments received by the Company from its sublicensees as consideration for the grant of any sublicense, option or similar rights. Pursuant to the License Agreement, the Company also agreed to pay certain one-time, development milestone payments to Columbia upon the receipt of certain regulatory approvals or the first commercial sale of certain Products for diagnostic applications within the Field.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (the “Form 10-Q”) or via an amendment to this Current Report on Form 8-K. Certain terms of the License Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the License Agreement to be filed as an exhibit to the Form 10-Q or via an amendment to this Current Report on Form 8-K pursuant to Item 601(b)(10) of Regulation S-K because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

The representations, warranties and covenants contained in the License Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the License Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the License Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the License Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01. Other Events.

On July 29, 2020, the Company issued a press release announcing entry into the License Agreement. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

99.1	Press Release dated July 29, 2020.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: July 29, 2020	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer